Exhibit 3.4

CERTIFICATE OF DOMESTICATION OF
SILVER SPIKE ACQUISITION CORP.

Pursuant to Section 388 of the General Corporation Law of the State of Delaware

Silver Spike Acquisition Corp., a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 7th day of June, 2019 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Silver Spike Acquisition Corp.

3. The name of the Corporation as set forth in the Certificate of Incorporation is WM Technology, Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Silver Spike Acquisition Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this     day of             , 2021.

SILVER SPIKE ACQUISITION CORP., a Cayman Islands company

By:
Name:	Greg Gentile
Title:	Chief Financial Officer